Exhibit 99.1

For Immediate Release
November 2, 2020

PNM Accelerates Full Exit of Coal to 2024
Negotiation Reached for Early Exit from Four Corners Power Plant; Clean Energy Transition Benefits Customers and Communities

(ALBUQUERQUE, N.M.) – PNM, the wholly owned New Mexico utility subsidiary of PNM Resources (NYSE: PNM), today announces that it has reached an agreement to facilitate its exit from the Four Corners Power Plant in 2024, seven years earlier than planned.

PNM solidified its plans to fully exit coal under the agreement with the assignments of its rights under its coal supply agreement and the transfer of its 200-megawatt capacity ownership in the Four Corners Power Plant to the Navajo Transitional Energy Corporation (NTEC) at the end of 2024. The contracts were previously set to expire in 2031. Under the agreement, PNM will make a $75 million payment for relief from its obligations under the coal supply agreement with NTEC. This payment provides for significant cost savings and defines the path for PNM to achieve its plans to exit coal.

PNM plans to file with the New Mexico Public Regulation Commission (NMPRC) in early 2021 for abandonment and securitization of unrecovered investment in the plant. The early exit plans call for significant cost benefits to customers and economic development funds to support the Navajo Nation. A separate, subsequent filing with the NMPRC is expected to be made with a proposal for replacement power following a competitive RFP process that balances environmental benefits, location, cost and reliability.

“This is a major step in our vision to create a clean and bright energy future and achieve our industry-leading goal of emissions-free energy by 2040,” said Pat Vincent-Collawn, PNM Resources’ chairman, president and CEO. “Our accelerated exit means earlier savings on PNM customer bills and timely financial support for the Navajo Nation while it continues to navigate its transition to a renewable energy economy. As we manage the challenges of today and focus on solutions for the clean energy future, we continue to do what’s right for our customers and communities.”

PNM currently has a 13 percent ownership stake in Units 4 and 5 of the 1,540-megawatt Four Corners Power Plant. These 200 megawatts comprise less than 10 percent of PNM’s total energy portfolio and reflect the last of PNM’s remaining coal-fired generation capacity. The retirement of the coal-fired San Juan Generating Station in mid-2022 was approved earlier this year.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2019 consolidated operating revenues of $1.5 billion. Through its regulated utilities, PNM and TNMP, PNM Resources has approximately 2,811 megawatts of generation capacity and provides electricity to approximately 790,000 homes and businesses in New Mexico and Texas. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:
Analysts                            Media
Lisa Goodman                            Ray Sandoval
(505) 241-2160                         (505) 241-2782

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release for PNM Resources, Inc. (“PNMR”), Public Service Company of New Mexico (“PNM”), or Texas-New Mexico Power Company (“TNMP”) (collectively, the “Company”) that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. PNMR, PNM, and TNMP assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR, PNM, and TNMP caution readers not to place undue reliance on these statements. PNMR's, PNM's, and TNMP's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. Additionally, there are risks and uncertainties in connection with the proposed acquisition of us by AVANGRID which may adversely affect our business, future opportunities, employees and common stock, including without limitation, (i) the expected timing and likelihood of completion of the pending Merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending Merger that could reduce anticipated benefits or cause the parties to abandon the transaction, (ii) the failure by AVANGRID to obtain the necessary financing arrangement set forth in commitment letter received in connection with the Merger, (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (iv) the possibility that PNMR’s shareholders may not approve the Merger Agreement, (v) the risk that the parties may not be able to satisfy the conditions to the proposed Merger in a timely manner or at all, (vi) risks related to disruption of management time from ongoing business operations due to the proposed Merger, and (vii) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of PNMR to retain and hire key personnel and maintain relationships with its customers and suppliers, and on its operating results and businesses generally. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K, Form 10-Q filings and the information included in the Company’s Forms 8-K with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

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